EXHIBIT 10.4

THIRD WAIVER AND THIRD AMENDMENT

THIRD WAIVER AND THIRD AMENDMENT (this “Agreement”), dated as of June 29, 2006 to the AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 14, 2005 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SFBC INTERNATIONAL, INC. (the “Borrower”), the Subsidiary Guarantors party thereto (the “Subsidiary Guarantors”), the Lenders and other agents from time to time party thereto and UBS AG, STAMFORD BRANCH, as Administrative Agent and Collateral Agent.

W I T N E S S E T H:

WHEREAS, the Borrower, the Subsidiary Guarantors, the Lenders and the Administrative Agent are parties to the Credit Agreement, pursuant to which the Lenders have made extensions of credit to the Borrower;

WHEREAS, the Borrower, the Administrative Agent and the Lenders are parties to a Second Waiver to the Credit Agreement, dated as of May 9, 2006 (the ”Second Waiver”); and

WHEREAS, the Borrower has requested that (i) the Administrative Agent and the Required Lenders agree to extend the expiration date of certain of the waivers contained in the Second Waiver and (ii) that the Lenders agree to modify certain provisions of the Credit Agreement as provided herein, and the Lenders are agreeable to such request but only upon the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Definitions. Terms defined in the Credit Agreement are used herein with the respective meanings given to them therein.

Section 2. Extension of Expiration Dates in the Second Waiver. The Lenders hereby agree that the expiration date of each of the waivers set forth in Section 2 of the Second Waiver shall be extended to but excluding August 15, 2006 and, accordingly, the references to June 30, 2006 set forth in Section 2 of the Second Waiver are hereby deleted and replaced with references to August 15, 2006.

Section 3. Additional Agreements. In consideration of the Lenders’ agreements set forth in Section 2 of this Waiver, the Borrower and the Lenders hereby agree as follows:

(a)

Amendment of Section 2.09. Section 2.09(c)(ii) of the Credit Agreement is hereby amended by deleting the reference to “$2.5 million” that appears therein and inserting, in lieu thereof, the following: “$500,000”.

(b)

Increase of Applicable Margin. Notwithstanding anything to the contrary contained in the Credit Agreement, for the period from and including June 30, 2006 of but excluding August 15, 2006, the Applicable Margin with respect to Revolving Loans that are Eurodollar Loans shall be 3.00% and the Applicable Margin with respect to Revolving Loans that are ABR Loans shall be 2.00%. On August 15, 2006 and thereafter, the Applicable Margin shall be determined in accordance with the Credit Agreement.

Section 4. Additional Condition to Credit Extensions. Notwithstanding anything to the contrary in the Credit Agreement, unless and until modified in a subsequent amendment to the Credit Agreement consented to by the Administrative Agent and the Required Lenders, it shall be an additional condition precedent to any Credit Extension under Section 4.02 of the Credit Agreement that such Credit Extension be subject to the written consent of the Administrative Agent and the Required Lenders.

Section 5. Conditions to Effectiveness. This Agreement shall become effective on and as of the date hereof upon the satisfaction of the following conditions precedent (such date the “Effective Date”):

(a)

The Administrative Agent shall have received a counterpart of this Agreement duly executed and delivered by the Borrower.

(b)

The Administrative Agent shall have received an Acknowledgement and Consent, substantially in the form of Exhibit A hereto, duly executed and delivered by each Subsidiary Guarantor.

(c)

The Administrative Agent shall have received a Lender Consent Letter, substantially in the form of Exhibit B (a “Lender Consent Letter”), duly executed and delivered by Lenders constituting the Required Lenders.

(d)

The Administrative Agent shall have received a consent fee for the account of each Lender that has executed and delivered a Lender Consent Letter to the Administrative Agent on or prior to 5:00 P.M., New York City time, on June 29, 2006, in an amount equal to 7.5 basis points of the Commitment of such Lender.

(e)

The Administrative Agent shall have received all other fees required to be paid, and all expenses for which invoices have been presented supported by customary documentation (including reasonable fees, disbursements and other charges of counsel to the Administrative Agent).

Section 6. Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and each Lender that this Agreement has been duly executed and delivered by the Borrower, and each of this Agreement and the Credit Agreement as modified hereby constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7. Limited Effect. This Agreement shall not constitute a waiver or amendment of any provision of the Credit Agreement or any other Loan Document not expressly referred to herein and shall not be construed as a waiver or consent to any action on the part of the Borrower or the Subsidiary Guarantors that would require a waiver or consent of the Administrative Agent or the Lenders except as expressly stated herein. Except as expressly amended hereby, the provision of the Credit Agreement and the Loan Documents are and shall remain in full force and effect in accordance with their terms.

Section 8. Miscellaneous.

(a)

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of the Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent. Delivery of an executed signature page of this Agreement or of a Lender Consent Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

(b)

The Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with this Agreement, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

(c)

The execution and delivery of the Lender Consent Letter by any Lender shall be binding upon each of its successors and assigns (including assignees of its Loans in whole or in part prior to effectiveness hereof).

(d)

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SFBC INTERNATIONAL, INC.

By:	/s/ David Natan
Name: David Natan
Title: VP & CFO

UBS AG, STAMFORD BRANCH, as
Administrative Agent

By:	/s/ Richard L. Tavrow
Name: Richard L. Tavrow
Title: Director

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Director